Exhibit 10.2

Carbonite Inc.
Senior Executive Severance Plan

Effective: February 2, 2016

Amended: July 26, 2018

1.	PURPOSE
Carbonite, Inc. (the “Company”) considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change of Control exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Committee has determined that this Senior Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of certain key members of management who are designated as participants by the Committee, in its sole discretion, to participate in the Plan (each, a “Covered Executive,” and collectively, the “Covered Executives”). Nothing in this Plan shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Covered Executive and the Company or any of its subsidiaries (“Subsidiaries”), the Covered Executive shall not have any right to be retained in the employ of the Company or any of its Subsidiaries. This Plan is intended to provide benefits to a group of employees of the Company and its Subsidiaries that constitutes a “select group of management or highly compensated employees” within the meaning of Department of Labor Regulation §2520.104-24. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the 2011 Equity Award Plan.

2.	ELIGIBILITY REQUIREMENTS
A Covered Executive is eligible for benefits under this Plan if he or she meets the following requirements:
(a)The Covered Executives include the senior executives listed on Exhibit B hereto, as such exhibit may be revised from time to time by the Committee. No individual may be removed from status as a Covered Executive during the 12-month period commencing upon the occurrence of a Change of Control.
(b)The Covered Executive must have completed at least one year of continuous service, based on the Covered Executives’ most recent hire date.
(c)The Covered Executives’ Terminating Event must be on or after the effective date of this Plan.
(d)The Covered Executive must execute (and not revoke) a release and waiver substantially in the form attached hereto as Exhibit A (the “Release”).

3.	TERMINATION EVENT
A “Terminating Event” shall mean the termination of employment of a Covered Executive in connection with any of the events provided in Section 3(a) or 3(b) below.
(a)Termination without Cause. Termination by the Company of a Covered Executives’ employment for any reason other than for (i) Cause or (ii) the death or disability of such Covered Executive (as determined by the Committee under the Company’s or any applicable Subsidiary’s then existing long-term disability coverage).
(b)Termination with a Change of Control. Termination of a Covered Executives' employment in connection with or occurring within twelve (12) months following a Change of Control (i) by the Company without Cause or (ii) by the Covered Executive for Good Reason. For the avoidance of doubt, no service benefits are payable under this Plan if, subsequent to a Change of Control, a Covered Executive is offered employment on the same or substantially the same basis with the surviving or successor entity and as a result does not otherwise satisfy the Good Reason requirements.

4.	TERMINATION BENEFITS
(a)Except as provided in Section 4(c) below, in the event of a Terminating Event pursuant to Section 3(a), with respect to such Covered Executive:
(i)the Company shall pay to the Covered Executive an amount equal to half of the Covered Executives’ annual base salary in effect immediately prior to the Terminating Event, payable in cash, in one lump sum payment within sixty (60) days following the Date of Termination (as defined in Section 10(b) below); and
(ii)in the event that the Covered Executive timely elects to continue health, vision and/or dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay a lump sum payment equal to six times the Company’s portion of the Covered Executives’ monthly premium payments for each such coverage elected by the Covered Executive for the Covered Executive and his or her eligible dependents, if applicable.
(b)Except as provided in Section 4(c) below, in the event of a Terminating Event pursuant to Section 3(b) with respect to such Covered Executive:
(i)the Company shall pay to the Covered Executive an amount equal to the sum of (A) the Covered Executives’ annual base salary in effect immediately prior to the Terminating Event (or the Covered Executives’ annual base salary in effect immediately prior to the Change of Control, if higher) and (B) the Covered Executives’ total target bonus as if it had been achieved at 100% for the fiscal year in which the Change of Control occurred, payable in cash, in one lump-sum payment within sixty (60) days following the Date of Termination; and
(ii)in the event that the Covered Executive timely elects to continue health, vision and/or dental coverage pursuant to COBRA, the Company will pay a lump-sum equal to eighteen (18) times the Company’s portion of the Covered Executives’ monthly premium payments for each such coverage elected by the Covered Executive for the Covered Executive and his or her eligible dependents, if applicable.
(c)Notwithstanding the foregoing, in the event that any Covered Executive is a party to any employment agreement, offer letter or similar agreement with the Company (an “Employment Agreement”) on the date the Covered Executive commences participation under this Plan that would also provide for severance payments or benefits upon a Terminating Event, then the Covered Executive shall be entitled to receive either (i) the payments and benefits described in Section 4(a) or 4(b), above, or (ii) such severance payments and benefits described in the Covered Executives’ Employment Agreement, whichever amount is greater in the aggregate, and subject to Section 8 of the Plan. In consideration of the opportunity to receive any payment or benefit under this Plan and as a condition of a Covered Executives’ participation hereunder, any such Employment Agreement shall be deemed amended (and any payments or benefits shall be deemed to be waived by the Covered Executive) to the extent necessary to effect the provisions of this Section 4(c).

5.	RELEASE AND GENERAL RULES
To be eligible to receive the separation pay and benefits pursuant to Section 4 under this Plan, a Covered Executive must, within the period specified in the Release (which shall not exceed forty-five (45) days following the Date of Termination), execute the Release and return it to the Company. The Release must be voluntarily executed by the Covered Executive, and the Covered Executive must not revoke such Release within any applicable revocation period that may be required by law. Payments and benefits to the Covered Executive under Section 4 (“Termination Benefits”) will not be paid or begin until the day after the last day on which the Covered Executive may revoke the signed Release submitted to the Company.
Upon termination, a Covered Executive must return all Company property that is in the Covered Executives’ possession, custody or control. Company property includes, but is not limited to, all keys, credit cards, computers, and other items or equipment provided to the Employee for use during employment, together with all written and recorded materials, documents, computer discs or memory cards, plans, records, notes, files, drawings or papers, and any copies thereof, relating to the affairs of the Company and its Subsidiaries and their affiliates, including in particular all notes and records relating to customers of the Company.

6.	ADDITIONAL LIMITATIONS
Unless a more favorable treatment is provided in an Employment Agreement of a Covered Executive (and notwithstanding any other provision in any compensation plan), in the event that that any payment or distribution by the Company or any of its Subsidiaries or their affiliates to or for the benefit of the Covered Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (all such payments and benefits, including the payments and benefits payable to the Covered Executive pursuant to Section 4 hereof (“Total Termination Benefits”)) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this Section 6 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then the Covered Executive’s Total Termination Benefits shall be either (i) provided to the Covered Executive in full, or (b) provided to Covered Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Covered Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax and the Covered Executive shall have no right to Total Termination Benefits in excess of the amount so determined. Any determination required under this Section 6 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the “Accountants”). In the event of a reduction of benefits hereunder, the Termination Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 6.

7.	ADMINISTRATION OF PLAN; CLAIMS PROCEDURES
(a)General. Except as specifically provided herein, the Plan shall be administered by the Committee. The Committee may delegate any administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of severance benefits, to designated individuals or committees. The Committee shall be the “Administrator” and a “named fiduciary” under the Plan for purposes of ERISA.
(b)Interpretations. The Committee shall have the duty and authority to interpret and construe, in its sole discretion, the terms of the Plan in regard to all questions of eligibility, the status and rights of Covered Executives, and the manner, time and amount of any payment under the Plan. The Committee or its representative shall decide any issues arising under this Plan, and the decision of the Committee shall be binding and conclusive on the Covered Executives and the Company; provided however that in the event of a dispute regarding payments or benefits hereunder arising in connection with a Terminating Event occurring during the twelve (12) month period immediately following a Change of Control, such decisions shall be subject to de novo review under Section 10(d) hereof.
(c)Filing a Claim. It is not normally necessary to file a claim in order to receive benefits under this Plan; however, if a Covered Executive (the “Claimant”) feels he or she has been improperly denied severance benefits, any claim for payment of severance benefits shall be signed, dated and submitted to the Chief Financial Officer, as set forth in Section 15. The Committee shall then evaluate the claim and notify the Claimant of the approval or disapproval in accordance with the provisions of this Plan not later than ninety (90) days after the Company’s receipt of such claim unless special circumstances require an extension of time for processing the claims. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period which shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180-days after the date on which the claim was filed). If the Claimant does not provide all the necessary information for the Committee to process the claim, the Committee may request additional information and set deadlines for the Claimant to provide that information.
(d)Notice of Initial Determination. The Claimant shall be given a written notice in which the Claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the Claimant shall be given written notice which shall contain (i) the specific reasons for the denial, (ii) specific references to pertinent Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and (iv) an explanation of this Plan’s appeal procedures, which shall also include a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim upon review.
(e)Right to Appeal. If a claim for payment of severance benefits made in accordance with the procedures specified in this Plan is denied, in whole or in part, the Claimant shall have the right to request that the Committee review the denial, provided that the Claimant files a written request for review with the Committee within sixty (60) days after the date on which the Claimant received written notification of the denial. The Claimant may review or receive copies, upon request and free of charge, of any documents, records or other information “relevant” (within the meaning of Department of Labor Regulation 2560.503-1(m)(8)) to the Claimant’s claim. The Claimant may also submit written comments, documents, records and other information relating to his or her claim.
(f)Review of Appeal. In deciding a Claimant’s appeal, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim,

without regard to whether such information was submitted or considered in the initial review of the claim. If the Claimant does not provide all the necessary information for the Committee to decide the appeal, the Committee may request additional information and set deadlines for the Claimant to provide that information. Within sixty (60) days after a request for review is received, the review shall be made and the Claimant shall be advised in writing of the decision on review, unless special circumstances require an extension of time for processing the review, in which case the Claimant shall be given a written notification within such initial sixty (60) day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120-days after the date on which the request for review was filed).
(g)Notice of Appeal Determination. The decision on review shall be forwarded to the Claimant in writing and, in the case of a denial, shall include (i) specific reasons for the decision, (ii) specific references to the pertinent Plan provisions upon which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a wholly or partially denied claim for benefits. The Committee’s decision on review shall be final and binding on all persons for all purposes; provided however that in the event of a dispute regarding payments or benefits hereunder arising in connection with a Terminating Event occurring during the twelve (12) month period immediately following a Change of Control, such decisions shall be subject to de novo review under Section 10(d) hereof. If a Claimant shall fail to file a request for review in accordance with the procedures herein outlined, such Claimant shall have no right to review and shall have no right to bring an action in any court, and the denial of the claim shall become final and binding on all persons for all purposes. Any notice and decisions by the Committee under this Section 7 may be furnished electronically in accordance with Department of Labor Regulation 2520.104b-1(c)(i), (iii) and (iv).8.
(h)In the event of a dispute regarding Termination Benefits with respect to a Terminating Event occurring during the twelve (12) month period immediately following a Change of Control, the Company shall reimburse the applicable Covered Executive for reasonable legal fees incurred in connection with such dispute.

8.	SECTION 409A
(a)The payments under this Plan are designated as separate payments for purposes of the short-term deferral rule under Treasury Regulation Section 1.409A-1(b)(4), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A- 1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the year that includes the date of the Covered Executive’s termination of employment, (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Covered Executive’s termination of employment and do not exceed the lesser of two times the Covered Executive’s annual rate of pay in the year prior to his or her termination or two times the limit under Section 401(a)(17) of the Code then in effect, and (C) continued medical expense reimbursements during the applicable COBRA period, are exempt from the requirements of Section 409A of the Code.
(b)Notwithstanding any other provision in this Plan, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon the Covered Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if the

Covered Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of the Covered Executive’s separation from service, each such payment that is payable upon the Covered Executive’s separation from service and would have been paid prior to the six (6) month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the six (6) months and one day following the Covered Executive’s separation from service or (B) the date of the Covered Executive’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment. Notwithstanding anything herein to the contrary, if and to the extent that amounts payable under this Plan are deemed, for purposes of Section 409A of the Code, to be in substitution of amounts previously payable under another arrangement with respect to the Covered Executive, such payments hereunder will be made at the same time(s) and in the same form(s) as such amounts would have been payable under the other arrangement, to the extent required to comply with Section 409A of the Code.
(c)All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by Covered Executives during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(d)To the extent that any payment or benefit described in this Plan constitutes “non- qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon a Covered Executives’ termination of employment, then such payments or benefits shall be payable only upon such Covered Executives’ “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(e)The Company makes no representation or warranty and shall have no liability to any Covered Executive or to any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.	WITHHOLDING
All payments made by the Company under this Plan shall be net of any tax or other amounts required to be withheld by the Company or its Subsidiaries under applicable law.

10.	NOTICE AND DATE OF TERMINATION; DISPUTE RESOLUTION; ETC.
(a)Notice of Termination. Any purported termination of a Covered Executives employment (other than by reason of death) shall be communicated by written Notice of Termination from the Company to a Covered Executive or vice versa in accordance with this Section 10. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and the Date of Termination, provided that in the event of a Notice of Termination due to Good Reason or for Cause during the twelve (12) month period immediately following a Change of Control, if the Company or the Covered Executive cures the Good Reason or Cause condition, as the case may be, during the Cure Period, the Good Reason or Cause event shall be deemed not to have occurred.

(b)Date of Termination. “Date of Termination,” shall mean: (i) if a Covered Executive’s employment is terminated due to his or her death, the date of his or her death; (ii) if a Covered Executive’s employment is terminated on account of the Covered Executive’s disability or by the Company for Cause, the date on which Notice of Termination is given (or following the expiration of the Cure Period, if applicable); (iii) if a Covered Executive’s employment is terminated by the Company without Cause, the date specified in the Notice of Termination; (iv) if a Covered Executive’s employment is terminated by such Covered Executive without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (v) if a Covered Executive’s employment is terminated by such Covered Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period (but in any event no later than ninety (90) days after the initial existence of the condition constituting Good Reason). Notwithstanding the foregoing, in the event that a Covered Executive gives a Notice of Termination to the Company pursuant to (iv) above, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Plan.
(c)No Mitigation. The Covered Executives are not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan. Further, the amount of any payment provided for in this Plan shall not be reduced by any compensation earned by a Covered Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by a Covered Executive to the Company or its Subsidiaries, or otherwise.
(d)Arbitration of Disputes. Any controversy or claim arising out of or relating to this Plan or the breach thereof or otherwise arising out of a Covered Executives employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of JAMS in Boston, Massachusetts in accordance with JAMS Streamlined Arbitration Rules and Procedures, or JAMS International Arbitration Rules, if the matter is deemed “international” within the meaning of that term as defined in the JAMS International Arbitration Rules. In the event that any person or entity other than a Covered Executive is a party to such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10(d) shall be specifically enforceable. Notwithstanding the foregoing, this Section 10(d) shall not preclude the Company or its Subsidiaries or a Covered Executive from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10(d).

11.	BENEFITS AND BURDENS
This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executives death after a Terminating Event but prior to the completion by the Company of all payments and benefits due such Covered Executive under this Plan, the Company shall continue such payments and/or benefits to the Covered Executives beneficiary designated in writing to the Company prior to his or her death (or to his estate, if the Covered Executive fails to make such designation).

12.	SUCCESSOR OF THE COMPANY
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Plan to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Plan at or prior to the effectiveness of any succession shall be a material breach of this Plan.

13.	ENFORCEABILITY
If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.

14.	WAIVER
No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure by any person to require the performance of any term or obligation of this Plan, or the waiver by any person of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.	NOTICES
Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last address the Covered Executive has filed in writing with the Company, or to the Company at its main office, directed to the attention of the Secretary of the Company.

16.	EFFECT ON OTHER PLANS
Nothing in this Plan shall be construed to limit the rights of the Covered Executives under the Company or any Subsidiary’s benefit plans, programs or policies.

17.	AMENDMENT OR TERMINATION OF PLAN
This Plan shall take effect on the date it is adopted by the Committee. The Company may amend or terminate this Plan at any time or from time to time; provided, however, that no such amendment shall, without the written consent of the affected Covered Executive, in any material adverse way affect the rights of such Covered Executive, and no termination of the Plan shall be made without the written consent of the Covered Executives.

18.	GOVERNING LAW
This Plan shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts.

Exhibit A
WAIVER OF CLAIMS AND GENERAL RELEASE
This Waiver of Claims and General Release (the "Release") is to confirm that [NAME]’s at- will employment with Carbonite, Inc. (the "Company") is terminated effective as of [ ] (the "Termination Date"). Effective as of the Termination Date, by execution of this Release, [NAME] ("you") hereby resign from all offices you hold with the Company and any of its subsidiaries.
Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney.
Consistent with the provisions of that certain Senior Executive Severance Plan in which you participate (the " Plan"), the Company will provide you with severance pay and benefits pursuant to the terms of the Plan. In consideration for the severance payments and other good and valuable consideration set forth in the Plan, you hereby agree as follows:
1.    Release. You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys' fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, Chapter 151B of the Massachusetts General Laws, Chapter 149 of the Massachusetts General Laws, the Massachusetts Civil Rights Act and the Massachusetts Equal Rights Laws and all applicable amendments, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company or any of its affiliates. Notwithstanding the foregoing, you do not release, discharge or waive any rights to (1) payments and benefits provided under the Plan that are contingent upon the execution by you of this Release, (2) vested equity interests in the Company, (3) benefit claims under any employee benefit plans in which you are a participant by virtue of your employment with the Company, (4) claims arising after your execution of this Release, (5) rights as a shareholder of the Company, and (6) rights to be indemnified and/or advanced expenses under any corporate document of the Company or an affiliate, any agreement or pursuant to applicable law or to be covered under any applicable directors' and officers' liability insurance policies.
The foregoing shall not restrict you from instituting any proceeding to enforce the Company's obligations to you under the Plan.

2.    Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be delivered via e-mail to the Company's Vice President of Talent or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. Nothing herein is intended to, or shall preclude you from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in any investigation.
3.    Confidentiality of this Release. The parties agree that they shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.

4.    Non-Disparagement. You agree not to make any negative or disparaging comments about the Company or its management team at any time, orally or in writing, and the Company agrees that it will not make any negative or disparaging comments about you, orally or in writing, at any time.

5.     Breach. You agree that all of the payments and benefits contained in this Notice are subject to termination, reduction or cancellation in the event of your material breach of this Notice.
6.     Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the Commonwealth of Massachusetts or the federal courts located in Massachusetts and each party hereby consents to the jurisdiction of such courts.
7.    Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.
8.    Miscellaneous. This Release and the Plan constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company's obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.

9.    Successors. This Notice shall be binding on the successors and assigns of the Company.
10.    Representations. You affirm that the only consideration for signing this Release is described in the Plan and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that at all times during your employment you were properly compensated for all hours you worked and that you suffered no work related accident, illness or injury.
You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

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NAME OF EMPLOYEE	CARBONITE, INC.

By:
Name:
Title:

Date Signed:	Date Signed:
By Above Party	By Above Party

Exhibit B - Covered Executives

Mohamad Ali - CEO
Anthony Folger - CFO
Danielle Sheer - GC
Paul Mellinger - SVP Sales
Deepak Mohan - SVP Engineering
Norman Guadagno - SVP Marketing